UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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PARLUX FRAGRANCES, INC.

(Name of Registrant as Specified in its Charter)

GLENN H. NUSSDORF

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Contact:
Arthur B. Crozier
Innisfree M&A Incorporated
212-750-5837

GLENN H. NUSSDORF RESPONDS TO LETTER FROM BOARD OF

DIRECTORS OF PARLUX FRAGRANCES

(Ronkonkoma, NY, January 16, 2007) – Glenn H. Nussdorf, a 12% stockholder in Parlux Fragrances, Inc. (NASDAQ: PARL), will shortly commence a consent solicitation seeking the removal of the company’s current directors and the election of his slate of nominees in their place. Mr. Nussdorf today sent the following letter to the Parlux Board of Directors in response to a recent letter to him from the Board:

January 16, 2007

VIA FACSIMILE AND OVERNIGHT MAIL

Board of Directors of Parlux Fragrances, Inc.

c/o Mr. Ilia Lekach

Chairman of the Board and Chief Executive Officer

Parlux Fragrances, Inc.

3725 S.W. 30th Avenue

Fort Lauderdale, FL 33312

Dear Board Members:

Given the current state of affairs at Parlux, your January 11 letter to me appears to be nothing more than public posturing in an effort to influence votes in my solicitation of consents to remove each of you from office and elect a new Board of Directors.

My position on a possible acquisition of Parlux is entirely clear, and is set out in detail in several SEC filings I have made during the past few weeks. I also have explicitly stated in my SEC filings that any acquisition proposal I might make would be considered by a committee of independent directors and that, in such event, it is anticipated that the "committee will entertain proposals from third parties" and "will only accept the proposal that reflects the reasonably highest value for stockholders."

This is important information for Parlux stockholders and the investing public, and should not have been omitted from your letter, your press release and your SEC filings.

I cannot imagine that you seriously believe that anyone would make a bona fide acquisition proposal at the present time. Among other things:

•

Parlux has failed, for the third time in the past 12 months, to make a timely filing of its financial information with the SEC. Parlux's last published financial statements are for the period ended June 30, 2006 -- a period that ended more than six months ago;

•	As a result of Parlux's failure to file timely financial reports, the company faces possible delisting by Nasdaq, and faces a hearing on potential delisting on February 1; and

•

Due to allegations of financial improprieties in a class action lawsuit, Parlux's Board has found it necessary, as stated in your SEC filings, to "engage experienced Special Audit Committee Counsel" and such counsel "engaged experienced independent forensic accountants to investigate the allegations." These investigations by special counsel and forensic accountants are pending and Parlux has not announced their results, which results could be material to any buyer of the company.

Under these circumstances, your "invitation" that I make an acquisition proposal cannot be serious.

If you, as a Board, really want to protect and enhance stockholder value, I would suggest that you focus immediately on the appropriateness and legality of the existing severance agreements with Messrs. Lekach, Buttacavoli, Vercillo and Purches. I have stated that my nominees, if elected, intend to immediately review these agreements and do not intend to permit Parlux to make payments or provide benefits until after such review is completed.

It appears that the minimum cash payments under the four severance agreements would be $1,425,000 to Mr. Lekach, $975,000 to Mr. Buttacavoli, $300,000 to Mr. Vercillo and $250,000 to Mr. Purches. The actual amounts, as you know, could be substantially greater. In addition, Messrs. Lekach and Buttacavoli would be awarded a total of 2,320,000 additional options at exercise prices ranging from 93 cents to $1.22. This, of course, would result in very substantial dilution to other stockholders. These payments and benefits are very unusual and, in view of the substantial amounts involved, could have a significant impact on the value to be received by Parlux stockholders in any acquisition.

Sincerely,

/s/ Glenn H. Nussdorf
Glenn H. Nussdorf

PARTICIPANT LEGEND

Glenn H. Nussdorf ("Mr. Nussdorf") presently intends to commence a consent solicitation and file a consent statement with the Securities and Exchange Commission (the "SEC") to solicit stockholders of Parlux Fragrances, Inc. (the "Company") with respect to (i) the removal without cause of all or a majority of the members of the Company's Board of Directors and (ii) the election of certain individuals nominated by Mr. Nussdorf to the Company's Board of Directors. MR. NUSSDORF STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE CONSENT SOLICITATION STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH CONSENT SOLICITATION. SUCH CONSENT SOLICITATION STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV.

PARTICIPANT INFORMATION

Mr. Nussdorf and certain other persons may be deemed to be participants in Mr. Nussdorf's solicitation of consents from stockholders of the Company. Information concerning such participants was filed by Mr. Nussdorf with the SEC on January 12, 2007 on Schedule 14A, as such filing may be updated from time to time.